                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

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Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
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/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              BAIRNCO CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     Item 22(a)(2) of Schedule 14A.

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                              BAIRNCO CORPORATION
                           2251 LUCIEN WAY, SUITE 300
                            MAITLAND, FLORIDA 32751

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 21, 1995

To Shareholders:

     The Annual Meeting of Shareholders of Bairnco Corporation ("Bairnco") will be held on Friday April 21, 1995, at Sun Bank Center, Office Tower 2, University Hall, 200 South Orange Avenue, Orlando, Florida, at 10:00 A.M., local time, for the following purposes:

     1. To elect the Board of Directors of Bairnco.

     2. To ratify management's selection of Bairnco's auditors.

     3. To transact such other business as may properly come before the meeting and any adjournment thereof.

                            ------------------------

     Only shareholders of record at the close of business on February 20, 1995 will be entitled to notice of and to vote at the meeting.

     If you do not expect to attend the meeting in person, please date and sign the enclosed proxy and return it promptly by mail in the envelope provided.

                                          By Order of the Board of Directors

                                          Barry M. Steinhart
                                          Secretary

Maitland, Florida
March 13, 1995

THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY. PLEASE DATE, SIGN AND RETURN THE PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                              BAIRNCO CORPORATION
                           2251 LUCIEN WAY, SUITE 300
                            MAITLAND, FLORIDA 32751

                            ------------------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 21, 1995

                            ------------------------

                                  INTRODUCTION

     The Annual Meeting of Shareholders of Bairnco Corporation ("Bairnco") will be held on Friday, April 21, 1995, at Sun Bank Center, Office Tower 2 ,University Hall, 200 South Orange Avenue, Orlando, Florida, at 10:00 A.M., local time, for the purposes set forth in the accompanying notice. This Proxy Statement is furnished in connection with the solicitation by Bairnco's Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein.

     If a proxy in the accompanying form is executed and returned, it nevertheless may be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Bairnco, or by attending the Annual Meeting and voting in person. On the matters coming before the meeting as to which a choice has been specified by a shareholder by means of the ballot on the proxy, the shares will be voted accordingly. If no choice is so specified, the shares will be voted for the nominees listed in this Proxy Statement, and in favor of the ratification of auditors. Abstentions (including broker non-votes) will be counted for quorum purposes, but will have no affect on the outcome of the voting.

     Only shareholders of record at the close of business on February 20, 1995, are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on such date there were 10,500,259 shares of common stock of Bairnco ("Bairnco Common Stock") outstanding. Each such share will be entitled to one vote on each matter submitted to shareholders.

     The Proxy Statement and accompanying form of proxy are first being sent to shareholders on or about March 13, 1995. Bairnco's Annual Report to shareholders accompanies this Proxy Statement.

                       PROPOSAL 1.  ELECTION OF DIRECTORS

                DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

     The persons designated as proxies in the accompanying form of proxy have been selected by the Board of Directors of Bairnco and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Bairnco, unless instructed otherwise. The terms of all incumbent directors expire at the 1995 Annual Meeting of Shareholders, or at such later time as their successors have been duly elected and qualified. Nominees elected at the Annual Meeting will serve until the Annual Meeting of Shareholders next succeeding their election or until their successors have been duly elected and qualified. All such nominees are currently directors of Bairnco, and all were elected by shareholders at the 1994 Annual Meeting of Shareholders. Mr. del Toro, who was elected a director at the 1994 Annual Meeting, announced his resignation as a director effective January 16, 1995.

     If for any reason any of the following nominees is not a candidate when the election occurs, proxies will be voted for the election of a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominees will be required.

NAMES AND AGES OF NOMINEES               DATA PERTAINING TO NOMINEES

Luke E. Fichthorn III
(53)....................... Since May 23, 1990, Mr. Fichthorn has served as the
                              Chairman and on December 18, 1991, Mr. Fichthorn became Chief Executive Officer of Bairnco. For over twenty-one years, Mr. Fichthorn has been a private investment banker and partner of Twain Associates, a private investment banking and consulting firm. Mr. Fichthorn became a director of Bairnco in January, 1981. Mr. Fichthorn is also a director of Florida Rock Industries, Inc. and FRP Properties, Inc.

Charles T. Foley (56)...... For the past 24 years, Mr. Foley has been President,
                              Chief Investment Officer and a director of Estabrook Capital Management, Inc., an investment advisory firm providing asset management services for individuals and institutions. Mr. Foley is Chairman of the Audit Committee and a member of the Nominating and Compensation Committees. Mr. Foley has been a director of Bairnco since May, 1990.

Richard A. Shantz (59)..... Mr. Shantz was President of Bairnco from August,
                              1990, until his retirement on January 2, 1992. He has served as a director of Bairnco since August, 1990. From 1982 to 1988, Mr. Shantz was President and a director of Kaydon Corporation, a former subsidiary of Bairnco. From 1987 until late 1989, Mr. Shantz was Chairman of the Board of Directors of Kaydon Corporation, and thereafter continued as a director of Kaydon Corporation until April, 1990. From January, 1990 until his election as President of Bairnco in August, 1990, he served as a consultant to Bairnco. Mr. Shantz is Chairman of the Compensation Committee and a member of the Audit and Nominating Committees.

William F. Yelverton
(53)....................... Since September, 1988, Mr. Yelverton has been
                              Chairman and CEO of New York Life Worldwide
                              Holding, Inc., an insurance holding company. From 1966 to 1988, Mr. Yelverton was employed by New York Life Insurance Company in various executive positions. Mr. Yelverton was elected as a Director in August, 1991. Mr. Yelverton is Chairman of the Nominating Committee and is a member of the Audit and Compensation committees.

     Assuming that a quorum is present, nominees receiving a plurality of the votes cast at the Annual Meeting will be elected to the Board of Directors of Bairnco. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITS NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

                       MEETINGS OF THE BOARD OF DIRECTORS

     During 1994, Bairnco's Board of Directors met 10 times for regular meetings and 2 times for special meetings. No member of the Board attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors, and (2) the total number of meetings held by all committees of the Board on which he served. Each non-employee director received an annual retainer of $12,000 per year payable quarterly and a fee of $1,000 for each regular or special meeting attended in person. Under this policy, attendance fees for all regular meetings, special meetings and committee meetings held on a single day are limited to $1,000. Mr. Shantz received fees for serving on a Special Committee of the Board that met during 1994.

     In addition, each director and former director of Bairnco, who is not at the time an employee of Bairnco or any of its subsidiaries, is entitled to $1,500 per day when called upon by Bairnco to perform extraordinary services (not incidental to attendance at directors' meetings) on its behalf. No payments were made during 1994.

     During 1994, Bairnco's outside directors received the following compensation: Charles T. Foley -- $22,000, Richard A. Shantz -- $65,000, William
F. Yelverton -- $21,000.

     It is the present policy of Bairnco that outside directors upon retirement from the Board of Directors shall receive for the number of years equal to the number of years he or she has served on the Board of Directors of Bairnco, annually an amount equal to the non-employee director annual retainer in effect at the time of his or her retirement. Such amount shall be payable in quarterly installments. If the retired non-employee director should die prior to receiving payments equal to the number of years served on the Board, the director's estate will have the choice of either continuing to receive the remaining payments on a quarterly basis; or receiving in a lump sum, the net present value of the remaining payments discounted at the then thirty year U.S. Government bond yield.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     Bairnco has standing Audit, Compensation and Nominating Committees of the Board of Directors. The Compensation Committee met eight times during 1994 and the Audit Committee met three times during 1994. The non-employee directors who are members of the Audit, Compensation and Nominating Committees of Bairnco were entitled to receive a fee for each meeting attended in person on a day during which the Board of Directors did not meet. During 1994, the Audit, and Compensation Committees met only on days on which the Board of Directors met and, accordingly, no additional fees were paid with respect to such meetings.

     The Audit Committee reviews and recommends to the Board of Directors the engagement of the independent auditors of Bairnco and its subsidiaries, and reviews with the auditors their work, fees and the accounting policies and practices of Bairnco and its subsidiaries.

     The Compensation Committee reviews and recommends to the Board of Directors the base salaries proposed to be paid to officers of Bairnco, Presidents of its subsidiaries, Presidents of divisions of its subsidiaries, and other employees whose base salaries exceed $100,000. The Compensation Committee also reviews and approves management incentive compensation and reviews and administers the stock option plan.

     The Nominating Committee reviews and recommends to the Board of Directors the appropriate size and composition of the Board of Directors. The Nominating Committee will not consider recommendations from shareholders; the Committee believes it has sufficient resources and contacts to fulfill its obligations.

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information as of December 31, 1994, regarding the beneficial ownership of Bairnco Common Stock by the only persons known to Bairnco to be the beneficial owners of more than 5% of Bairnco's issued and outstanding Common Stock:

                                                                                  PERCENTAGE
                                                           AMOUNT AND NATURE          OF
                                                             OF BENEFICIAL        ISSUED AND
                                                             OWNERSHIP OF        OUTSTANDING
            NAME AND ADDRESS OF BENEFICIAL OWNER             COMMON STOCK        COMMON STOCK
    -----------------------------------------------------  -----------------     ------------
    U.S. Trust Company of New York.......................      1,010,000             9.61%
      14 West 47th Street
      New York, New York 10036
    Dimensional Fund Advisors Inc(1).....................        573,200             5.46%
      1299 Ocean Avenue
      Santa Monica, CA 90401

- ---------------
(1) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 573,200 shares of Bairnco Corporation stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

     The following table presents information regarding beneficial ownership of Bairnco Common Stock by each member of the Board of Directors, each nominee for election as a director, each of the four most highly compensated executive officers of Bairnco and by all directors and executive officers of Bairnco as a group, as of December 31, 1994.

                                                            ISSUED AND          PERCENTAGE OF
                                                            OUTSTANDING       AMOUNT AND NATURE
                                                          COMMON STOCK ON       OF BENEFICIAL
                                                           DECEMBER 31,         OWNERSHIP OF
                NAME OF INDIVIDUAL OR GROUP                    1993             COMMON STOCK
    ----------------------------------------------------  ---------------     -----------------
    Duncan J. del Toro..................................       130,740(1)            1.25%
    Luke E. Fichthorn III...............................       312,198(2)            2.97%
    Charles T. Foley....................................       342,099(3)            3.26%
    Richard A. Shantz...................................       378,766(4)            3.61%
    Barry M. Steinhart..................................        33,215(5)              (9)
    J. Robert Wilkinson.................................        62,566(6)              (9)
    William F. Yelverton................................        30,299(7)              (9)
    All executive officers and directors as a group
      (7 persons).......................................     1,296,883(8)           12.28%

- ---------------
(1) Includes 1,580 shares owned by Mrs. del Toro as to which Mr. del Toro disclaims beneficial ownership. Additionally includes 300 shares owned by his son, Duncan J. del Toro III, (under the Uniform Gifts to Minors Act). Also includes shares that would be issued upon exercise of 100,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(2) Includes 2,000 shares owned by Mrs. Fichthorn, 15,700 shares owned by his son, Luke E. Fichthorn IV, 3,000 shares owned by his son, John Fichthorn, and 1,500 shares owned by two trusts of which Mr. Fichthorn is a co-trustee. Mr. Fichthorn disclaims beneficial ownership of all shares referenced thus far in this Note (2). Also includes shares that would be issued upon exercise of 183,333 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(3) Includes 43,100 shares owned by Estabrook Capital Management, Inc. ("Estabrook") which represents less than 1% of the issued and outstanding shares. Mr. Foley is President, Chief Investment Officer and a director of Estabrook. Estabrook has represented to Bairnco that it has created a "Chinese wall" that prevents Mr. Foley from participating in any investment or voting decisions with respect to such shares.

    Accordingly, Mr. Foley disclaims beneficial ownership of the shares of Bairnco Common Stock held by Estabrook. Also includes shares that would be issued upon the exercise of 6,999 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(4) Includes 35,700 shares owned by Mrs. Shantz and 22,000 shares held as trustee for his children as to which Mr. Shantz disclaims beneficial ownership. Also, includes shares that would be issued upon the exercise of 3,666 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(5) Includes 100 shares owned by his daughter Danielle Steinhart (under the Uniform Gift to Minors Act) and 100 shares owned by his daughter Jaclyn Steinhart (under the Uniform Gift to Minors Act). Also includes shares that would be issued upon exercise of 30,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(6) Includes 400 shares owned by his son Jonathan Wilkinson (under the Uniform Gifts to Minors Act) with Mrs. Wilkinson as custodian; 400 shares owned by his son Andrew Wilkinson (under the Uniform Gifts to Minors Act) with Mrs. Wilkinson as custodian and 400 shares owned by his daughter, Sarah Wilkinson (under the Uniform Gifts to Minors Act) with Mrs. Wilkinson as custodian. Mr. Wilkinson disclaims beneficial ownership of shares referenced thus far in this Note (6). Also includes shares that would be issued upon exercise of 50,000 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(7) Includes shares that would be issued upon the exercise of 5,999 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(8) Includes a total of 82,380 shares owned by the wives, children or in trusts or custodial accounts for relatives of executive officers or directors but as to which each executive officer or director, respectively, disclaims beneficial ownership. Also includes shares that would be issued upon the exercise of 379,997 vested unexercised stock options granted under the 1990 Bairnco Stock Option Plan.
(9) The percentage of shares owned by such executive officer or director does not exceed 1% of the issued and outstanding Bairnco Common Stock.

     Based on Bairnco's review of Securities and Exchange Commission Forms 3, 4, and 5 submitted to Bairnco and written representation from directors and executive officers, no director, executive officer or beneficial holder of 10% of Bairnco common stock, other than Mr. Yelverton on one occasion, failed to file on a timely basis, during 1994, any reports required by Section 16(a) of the Securities Exchange Act of 1934.

                           COMPENSATION OF MANAGEMENT

GENERAL

     The following table sets forth information regarding the compensation paid, distributed or accrued by Bairnco and its subsidiaries for services rendered during 1992, 1993, and 1994 to the Chairman of the Board and each of the three other most highly compensated executive officers of Bairnco (the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                                                           ANNUAL COMPENSATION
                                                                          ---------------------

                             (A)                                 (B)        (C)          (D)
                 NAME AND PRINCIPAL POSITION                     YEAR      SALARY       BONUS
- -------------------------------------------------------------    ----     --------     --------
                                                                            ($)        ($)
Luke E. Fichthorn III........................................    1994     $330,000     $146,300
Chairman of the Board                                            1993     $320,833     $      0
                                                                 1992     $315,000     $150,000

Duncan J. del Toro...........................................    1994     $193,000     $ 67,900
President                                                        1993     $193,000     $      0
                                                                 1992     $180,000     $106,800

J. Robert Wilkinson..........................................    1994     $165,950     $ 55,600
V. P., Finance                                                   1993     $162,933     $      0
                                                                 1992     $159,583     $ 57,800

Barry M. Steinhart...........................................    1994     $ 98,500     $ 27,400
V. P. Administration                                             1993     $ 96,500     $      0
                                                                 1992     $ 94,750     $ 44,900

     The following table sets forth information for each Named Executive with regard to the aggregate stock options exercised during the 1994 fiscal year, and stock options held as of December 31, 1994. No stock options were granted or exercised by named Executives during 1994.

                AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR,
                        AND FISCAL YEAR END OPTION VALUE

                                                                               (E)
                                                           (D)                    VALUE OF
                                                                                UNEXERCISED
                                                              NUMBER OF         IN-THE-MONEY
                                                             UNEXERCISED          OPTIONS
                                                               OPTIONS           AT FY-END
                                                            AT FY-END (#)          ($)(1)
                                                           ---------------     --------------
    (A)                                                     EXERCISABLE/        EXERCISABLE/
                            NAME                            UNEXERCISABLE      UNEXERCISABLE
    -----------------------------------------------------  ---------------     --------------
    Luke E. Fichthorn III................................  183,333/166,667         $ 0/$0
    Duncan J. del Toro...................................  100,000/100,000         $ 0/$0
    J. Robert Wilkinson..................................         50,000/0         $ 0/$0
    Barry M. Steinhart...................................         30,000/0         $ 0/$0

- ---------------
(1) Value is determined by multiplying the number of unexercised in-the-money options by the difference between the stock price on December 31, 1994 and the option grant price.

BAIRNCO RETIREMENT PLAN

     Bairnco maintains the Bairnco Corporation Retirement Plan (the "Bairnco Plan"), a non-contributory defined benefit pension plan, in which all salaried employees and certain hourly employees of Bairnco, and its U.S. subsidiaries, KASCO Corporation, Arlon, Inc. and Shielding Systems Corporation, participate.

     Remuneration covered by the Bairnco Plan in a particular year includes (1) that year's base salary, overtime pay, commissions, stock purchase plan payments, other incentive compensation and amounts that are deferred under a 401(k) plan that is at any time maintained by Bairnco, but excludes, among other items,

(2) compensation received in that year under the Management Incentive Compensation Plan in excess of 50% of the participant's basic pay rate as of the December 31 preceding the date of payment. The 1994 remuneration covered by the Bairnco Plan for each participant therefore includes management incentive compensation (up to such 50% ceiling) paid during 1995 in respect of 1994 awards.

     The following table presents information regarding estimated annual benefits payable in the form of a straight life annuity upon retirement to persons in specified remuneration and years of service classifications:

                AVERAGE                             YEARS OF SERVICE AT RETIREMENT
              COMPENSATION            ----------------------------------------------------------
             AT RETIREMENT               5          10          15          20        25 OR MORE
            ---------------           -------     -------     -------     -------     ----------
    $ 50,000........................  $ 4,085     $ 8,170     $12,255     $16,339      $ 20,424
      75,000........................    6,522      13,045      19,567      26,089        32,612
     100,000........................    8,960      17,920      26,880      35,839        44,799
     150,000 or more................   13,835      27,670      41,505      55,339        69,174

     In accordance with IRS regulation, the maximum allowable compensation permitted in computing a benefit is $150,000 for 1994. However, employees will receive the greater of the benefit outlined above or the accrued benefit as of December 31, 1993 which was based on compensation in excess of $150,000 plus a benefit based on service after December 31, 1993 and final average compensation based on the $150,000 limit.

     For each of the following, the credited years of service under the Bairnco Plan as of December 31, 1994, and the remuneration received during 1994 covered by the Retirement Plan, were, respectively, as follows: Mr. Fichthorn, 5 years and $150,000; Mr. del Toro, 11 years and $150,000; Mr. Wilkinson, 8 years and $150,000; and Mr. Steinhart, 12 years and $98,500.

     In addition, Bairnco sponsors a non-qualified retirement plan such that retirement benefits as determined under the Bairnco Plan are supplemented to provide an aggregate pension benefit based on adjusted dates of hire and remuneration. Pursuant to his employment agreement, a non-qualified retirement plan provides Mr. Fichthorn an estimated annual benefit of $43,829 payable upon normal retirement date, based upon 25 projected years of credited service, and 1994 covered remuneration of $150,000.

EXECUTIVE CONTRACTS

  Employment Agreement with Mr. Fichthorn

     On May 23, 1990, Bairnco entered into an agreement with Mr. Fichthorn, Chairman of Bairnco, under which Mr. Fichthorn became an employee. The initial term of the agreement was for four years, but the agreement generally automatically renews so that at no time will the term of the agreement be less than four years. Under the agreement, Mr. Fichthorn presently receives a base salary of $332,500 and is entitled to participate in the Bairnco Headquarters management incentive compensation plan, where he is entitled to receive 25% of an annual pool that is generated at the rate of $15,000 for each $.01 per share of net income of Bairnco and its consolidated subsidiaries as reported to shareholders in excess of $.30 per share after reflecting the management incentive compensation annual pool as a cost in arriving at pre-tax income.

     In accordance with the agreement, Mr. Fichthorn received on the date when he became an employee of Bairnco stock options for 350,000 shares of Bairnco Common Stock at an exercise price equal to the book value of a share of stock determined on the last day of the month in which he became an employee ($5.94 per share). One hundred thousand of the option shares became exercisable on the first anniversary of the date of grant; of the remaining 250,000 shares, 83,333 shares became exercisable on January 28, 1993 for earnings of $.70 per share for the calendar year 1992. The remaining shares will become exercisable (i) in two additional installments if a requisite level of income per share is attained during calendar years remaining through 1995 as to 83,333 shares, at least $.75 per share; and as to 83,334 shares, at least $.80 per share), or (ii) on the tenth anniversary of the date of grant, if Mr. Fichthorn is an employee on such date.

     All options will remain exercisable for ten years from the first date they become exercisable. Except in the case of a voluntary termination or a termination for cause, as defined in the agreement, exercisable options will generally remain exercisable for three years following termination. The exercisability of all of the options granted to Mr. Fichthorn generally will accelerate in the event of a change of control. Each option share is to be accompanied by a limited stock appreciation right that will become exercisable for six months following a change of control. Upon exercise of such right, Mr. Fichthorn will receive the excess of the fair market value per share (or, if greater, $10 per share) over the exercise price per share for the underlying option. In the event that the payments received by Mr. Fichthorn with respect to his options and under any other provision of the agreement by reason of a change of control are subject to the excise tax on excess parachute payments, Bairnco will pay Mr. Fichthorn such amounts as are necessary to place him in the same position as he would have been in if no excise tax had been payable.

     Mr. Fichthorn will also receive a special retirement supplement that is intended to provide him a retirement benefit comparable to what he would have received under the Bairnco Plan (described above) if his combined past service as a director of Bairnco's former subsidiary, Keene Corporation, and Bairnco (21 years) were treated as years of service under that plan. The supplemental, non qualified benefit (as described above) is fully vested.

     The Agreement provides that if Mr. Fichthorn dies while an employee, his surviving spouse or estate will receive a death benefit equal to three times the sum of (i) his base salary, and (ii) the highest bonus paid to him during the prior three years or the current year. If Mr. Fichthorn's employment terminates due to disability, he will receive 75% of his base salary for two years and 55% of such salary thereafter until the disability ends or his supplemental retirement benefits commence.

     If Bairnco terminates Mr. Fichthorn's employment without cause or breaches the agreement in a material fashion leading Mr. Fichthorn to terminate his employment, Bairnco will pay Mr. Fichthorn a lump sum benefit equal to the sum of (i) four times his then base salary, and (ii) the highest bonus paid or payable to him during the prior three years or the current year. Regardless of the reason for his termination, Bairnco will also provide Mr. Fichthorn and his spouse with medical, health and hospitalization benefits following his termination until he attains age 65 (or, in the event of his death, until his spouse attains age 65).

SEVERANCE AGREEMENT WITH MR. DEL TORO

     On January 16, 1995, Bairnco entered into a severance agreement with Mr. del Toro upon his resignation. The Agreement provides Mr. del Toro severance payments for a period of six months at the rate equal to his salary at the time of his resignation (semi-monthly payments of $8,042). If Mr. del Toro has not secured employment by the end of this six month period, he will be eligible for extended severance payments at the same rate until the earlier of January 15, 1996 or the date he begins employment with a new employer.

     The Agreement also allows Mr. del Toro to exercise currently exercisable stock options to purchase up to 100,000 shares of Bairnco common stock granted to him under the 1990 Bairnco Stock Option Plan under the terms of the Plan as if he remained in Bairnco's employment through January 15, 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee consisted of the following members during all of 1994: Messrs. Charles Foley, Richard Shantz and William Yelverton. All the members of the Committee are outside directors. Prior to his retirement on January 2, 1992, Mr. Shantz was President of the Corporation. He was elected to the Compensation Committee on February 20, 1992.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

     The Company's executive compensation program is based on two objectives:


            Providing market-competitive compensation opportunities, and

            Creating a strong link between the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's executive officers.

     The components of the Company's executive compensation program include: annual base cash compensation, management incentive compensation (MIC), and longer term incentives consisting of stock options.

     Base salaries are targeted at the 60th percentile of competitive data for industrial companies. (These companies differ from those shown as the Company's peer group in the Performance Graph on page 10 because the Company competes for talent with a broader group of employers than just those in its industry.) Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the positions duties and responsibilities in accordance with a formal Compensation Policy.

INCENTIVE COMPENSATION

     Incentive compensation is a function of company performance namely, net income per share, and is administered through Bairnco's Management Incentive Compensation (MIC) Program. The annual pool for the MIC Program for executives is generated at the rate of $15,000 for each $.01 per share of net income of Bairnco and its consolidated subsidiaries as reported to shareholders in excess of $.30 per share, after reflecting the management incentive compensation annual pool as a cost in arriving at pre-tax income. Over the past fiscal year, net income was equal to $.69 per share, allowing the executives to generate a total bonus pool of $585,000.

     Distribution of MIC awards to eligible employees is dependent upon the Compensation Committee's evaluation of the individual employee's achievement, as measured against predetermined specific objectives for each employee, and distributions are made on an annual basis.

STOCK OPTION PLAN

     The 1990 Bairnco Stock Incentive Plan (the "Option Plan") was approved by shareholders at the 1990 Annual Meeting of Shareholders. Under the terms of the Option Plan, the Committee has complete discretion in determining the participation and number of options, if any, to be granted to a Participant. The Committee has established and follows guidelines with respect to the granting of options under the Option Plan to employees upon their promotion to important managerial or supervising classifications. No grants were issued to executive officers during the fiscal year ending December 31, 1994.

COMPENSATION EARNED BY THE CHIEF EXECUTIVE OFFICER

     In considering the Chairman's base salary, the Committee reviewed Bairnco's general financial performance and the progress in turning around problem operations. The Committee also reviewed the Chairman's base salary against recent salary surveys, (Most notably Project 777 from the Management Compensation Service, a division of Hewitt Associates). This information showed Mr. Fichthorn's salary to be in the average range for industrial companies the size of Bairnco. The Committee also considered the time period elapsed from Mr. Fichthorn's date of last increase in May 1993. On May 1, 1994 he received a salary increase of 2.3% resulting in a current salary for Mr. Fichthorn of $332,500.

162 (M) DISCLOSURE

     Based on current levels of compensation, no executive officer is expected to receive compensation for 1994 services which would be non-deductible under
Section 162 (m) of the Internal Revenue Code. Accordingly, the Compensation Committee has not considered any revisions to its policies and programs in response to this new provision of law.

Respectfully submitted,
The Compensation Committee

Richard A. Shantz
Charles T. Foley
William F. Yelverton

PERFORMANCE GRAPH

                     FIVE YEAR CUMULATIVE RETURN COMPARISON
                AMONG BAIRNCO, S&P 500 AND COMPOSITE PEER GROUP

      MEASUREMENT PERIOD                                           COMPOSITE
    (FISCAL YEAR COVERED)           BAIRNCO         S&P 500       PEER GROUP
1989                                       100             100             100
1990                                        37              97              96
1991                                        57             126             118
1992                                        53             136             128
1993                                        32             150             149
1994                                        36             152             148

     Bairnco has gone through two major restructurings during the last five years.

     In 1990, significant costs were incurred in conjunction with a restructuring and reorganization program which included the spin off of Keene Corporation, the relocation of Bairnco's corporate offices from New York City to Maitland, Florida, and provisions to cover expected losses from the Specialty Construction Products segment.

     Effective December 31, 1993, a restructuring plan was adopted by Bairnco pursuant to which the businesses comprising the Specialty Construction Products segment and certain other non-core businesses were to be divested. Losses from these discontinued operations in 1993, net of related tax benefits, amounted to ($23,395,000) or ($2.23) per share and included a substantial write-down of the net assets of these operations to their expected net realizable value as of December 31, 1993. Restructuring costs were also incurred at KASCO Corporation in conjunction with programs underway to focus this unit on those lines of business that have the greatest growth and profit potential and to rationalize its North American production facilities. In the fourth quarter of 1993, Bairnco also recorded a $3.0 million pre-tax provision for anticipated litigation expenses. (See Notes 2 and 3 to the Consolidated Financial Statements on page 16 of Bairnco's 1994 Annual Report).

                     PROPOSAL 2.  RATIFICATION OF AUDITORS

     The Board of Directors has voted unanimously to retain the firm of Arthur Andersen LLP, independent certified public accountants, as auditors for Bairnco and its subsidiaries for the 1995 fiscal year. The Board of Directors is submitting its selection of Arthur Andersen LLP to shareholders for ratification. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions. These representatives will have the opportunity to make a statement at the Annual Meeting if they desire to do so. Ratification of management's selection of auditors will require the affirmative vote of the holders of a majority of the shares of Bairnco Common Stock present at the Annual Meeting

(assuming that a quorum is present). THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF MANAGEMENT'S SELECTION OF AUDITORS.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

     Any proposal that a shareholder of Bairnco desires to have included in the Proxy Statement relating to the 1996 Annual Meeting of Shareholders must be received by Bairnco at its executive offices no later than December 1, 1995 The executive offices of Bairnco currently are located at 2251 Lucien Way, Suite 300, Maitland, Florida 32751.

                           EXPENSES AND OTHER MATTERS

     Bairnco will pay the costs of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith. Bairnco has requested brokers, nominees, fiduciaries and other custodians who hold shares of Bairnco Common Stock in their names to solicit proxies from their clients who own such shares, and Bairnco has agreed to reimburse them for their expenses in so doing.

     In addition to the use of the mails, certain officers, directors and regular employees of Bairnco, at no additional compensation, may request the return of proxies by personal interview or by telephone or telegraph.

     Management does not intend to present any further items of business to the Annual Meeting, and knows of no such items that will or may be presented by others. If, however, any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

                                          By Order of the Board of Directors

                                          Barry M. Steinhart
                                          Secretary

Maitland, Florida
March 13, 1995

           PLEASE DATE, SIGN AND IMMEDIATELY RETURN THE ACCOMPANYING
                    PROXY IN THE ENCLOSED ADDRESSED ENVELOPE

                                                                      APPENDIX A
PROXY                         BAIRNCO CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 21, 1995
      SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BAIRNCO CORPORATION

    The undersigned hereby appoints LUKE E. FICHTHORN III, J. ROBERT WILKINSON, and BARRY M. STEINHART, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of BAIRNCO CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at Sun Bank Center, Office Tower 2, University Hall, 200 South Orange Avenue, Orlando, Florida, on Friday, April 21, 1995, at 10:00 A.M., local time, and at any adjournment thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1. ELECTION OF DIRECTORS

       / / FOR all nominees listed below (except as listed to the contrary below)

       / / WITHHOLD AUTHORITY to vote for all nominees listed below

   NOMINEES: Luke E. Fichthorn III, Charles T. Foley,
             Richard A. Shantz, William F. Yelverton

  (INSTRUCTIONS: to withhold your vote from any individual nominee or nominees, check the FOR box above and write each such nominee's name on the space provided below.)

- --------------------------------------------------------------------------------

2. RATIFICATION OF MANAGEMENT'S SELECTION OF AUDITORS
             / / FOR             / / AGAINST             / / ABSTAIN

                           (CONTINUED ON OTHER SIDE)

3. TO VOTE, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING

       If no contrary instructions are indicated on this Proxy, this Proxy will be voted FOR Proposals 1 and 2.

                                      Dated:                             , 1995
                                            -----------------------------

                                      -----------------------------------------
                                                       Signature

                                      -----------------------------------------
                                                       Signature

   Please sign exactly as name appears at left. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such.

                        PLEASE SIGN AND DATE THIS PROXY
                AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE